Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:
Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Hilary Schneider Named to Vail Resorts Board of Directors
BROOMFIELD, Colo. – March 30, 2010 – Vail Resorts (NYSE:MTN) today announced the appointment of Hilary Schneider, executive vice president of Yahoo! Americas, to the Company's Board of Directors effective immediately.

In her role as executive vice president of Yahoo! Americas, Ms. Schneider is responsible for North, Central and South America business, including advertising sales, partnerships and programming and reports directly to Chief Executive Officer Carol Bartz. She joined Yahoo in 2006 when she previously led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions.

Prior to Yahoo, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., where she was chief executive officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. Before joining Knight Ridder, Schneider served as president and chief executive officer of Red Herring Communications, overseeing Red Herring Magazine, www.RedHerring.com, and Red Herring’s events unit. She also held a number of roles at Times Mirror, including president and chief executive officer of Times Mirror Interactive and general manager of the Baltimore Sun. Ms. Schneider holds a bachelor’s degree in economics from Brown University and a master’s in business from Harvard Business School.

Vail Resorts Chief Executive Officer Rob Katz commented, "We could not be more pleased to have someone with Hilary's experience and leadership join our board. Hilary brings incredible expertise in how to use digital media to inform, communicate and inspire, which is becoming a critical skill set to succeed in travel and leisure. Hilary has a long and successful track record at understanding how to deliver for customers and partners, something that is core to everything that Vail Resorts stands for."

Other members of the eight-person Vail Resorts Board of Directors include: Chairman Robert A. Katz, chief executive officer of Vail Resorts; Lead Director Roland A. Hernandez, founding principal and chief executive officer of Hernandez Media Ventures; Thomas D. Hyde, executive vice president and corporate secretary of Wal-Mart Stores, Inc.; Jeff Jones, senior executive vice president and chief financial officer of Vail Resorts; Richard D. Kincaid, former president and chief executive officer of Equity Office Properties Trust; John T. Redmond, former president and chief executive officer of MGM Grand Resorts; and John F. Sorte, president and chief executive officer of Morgan Joseph & Co.

About Vail Resorts
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and in the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.